Exhibit 5.2

August 25, 2006 Pengrowth Corporation 2900, 240 — 4th Avenue S.W. Calgary, AB T2P 4H4 Dear Sirs: Re: Registration Statement on Form F-10 for Pengrowth Energy Trust	Direct Dial: 403.260.7074 Our Matter Number: 1062575
We have acted as Canadian counsel to Esprit Energy Trust in connection with the Information Circular included in the registration statement filed by Pengrowth Energy Trust (“Pengrowth”) on Form F-10 (the “Registration Statement”) being filed today by Pengrowth with the Securities and Exchange Commission under the United States Securities Act of 1933, as amended.
We know that we are referred to under the headings “Certain Canadian Income Tax Considerations Regarding the Merger” and “Interests of Experts” in the Information Circular forming a part of the Registration Statement, and we hereby consent to such uses of our name and opinion in the Registration Statement.
Yours very truly,
OSLER, HOSKIN & HARCOURT LLP
Donald H. Watkins, Q.C.
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